Exhibit 99.1



FOR IMMEDIATE RELEASE


Contact: Joseph J. Berns
         Vice President - Finance
         (781) 828-0220 Ext. 1377


Plymouth Rubber Company, Inc. Reports Improved
Financial Results for the Third Quarter of Fiscal 2004


Canton, Massachusetts (Tuesday, October 12, 2004) - Plymouth Rubber Company, Inc. (AMEX: PLR.A, PLR.B) today announced financial results for the third quarter of fiscal 2004 ended August 27, 2004.

Plymouth's third quarter 2004 sales increased 13% to $18,077,000, from $15,970,000 in 2003. Net loss for the third quarter decreased to a loss of $771,000, or a loss of $0.37 diluted earnings per share, compared to a loss of $1,118,000, or a loss of $0.54 diluted earnings per share in 2003. The third quarter was adversely by affected by a $598,000 excise tax accrual, from which the Company is seeking to obtain some relief, pending a decision by the IRS.

For the first nine months of 2004, sales were $52,872,000, an 11% increase from $47,800,000 last year. Net loss for the first nine months decreased to a loss of $1,014,000, or a loss of $0.49 diluted earnings per share, from a loss of $2,682,000, or a loss of $1.30 diluted earnings per share last year.

"Despite our excise tax accrual, we continue to be encouraged by our financial improvement in operations in fiscal 2004, especially by our double digit sales growth for the third quarter and the year, although continued high costs for raw materials and energy, have somewhat moderated the year to year profitability improvement", stated Maurice J. Hamilburg, Plymouth's President and Co-CEO. "We plan for continued higher sales and improvements for the remainder of 2004."

Plymouth Rubber Company, Inc. manufactures and distributes plastic and rubber products, including automotive tapes, insulating tapes, and other industrial tapes and films. The Company's tape products are used by the electrical supply industry, electric utilities, and automotive and other original equipment manufacturers. Through its Brite-Line Technologies subsidiary, Plymouth manufactures and supplies highway marking products.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements as a result of various factors, including those referenced in the "Management's Discussion and Analysis" section of the Company's most recent Annual Report on Form 10-K, which is on file with the SEC.





<< Table Follows >>












Plymouth Rubber Company Reports Financial
Results for the Third Quarter of Fiscal 2004

(Continued)



 (in Thousands, Except Share and Per Share Amounts)
 (Unaudited)


                      Third Quarter Ended    Nine Months Ended
                      --------------------  -------------------
                       Aug. 27,   Aug. 29,   Aug. 27,   Aug. 29,
                         2004       2003       2004      2003
                      =========  =========  =========  =========
Net Sales             $  18,077  $  15,970  $  52,872  $  47,800
                      =========  =========  =========  =========
Net Income (Loss)     $    (771) $  (1,118) $  (1,014) $  (2,682)
                      =========  =========  =========  =========
Per Share Data:

Basic Earnings
  Per Share:

Net Income (Loss)     $   (0.37) $  (0.54)  $  (0.49)  $   (1.30)
                      =========  =========  =========  =========
Weighted average
 shares outstanding   2,058,976  2,058,976  2,058,976  2,058,976
                      =========  =========  =========  =========

Diluted Earnings
  Per Share:

Net Income (Loss)     $   (0.37) $   (0.54) $   (0.49) $  (1.30)
                      =========  =========  =========  =========
Weighted average
 shares  outstanding  2,058,976  2,058,976  2,058,976  2,058,976
                      =========  =========  =========  =========